Exhibit 1

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Corus Entertainment Inc. and all the information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. When alternative accounting methods exist, management has chosen those it deems most appropriate in the circumstances. Financial statements are not precise since they include certain amounts based on estimates and judgments. Management has determined such amounts on a reasonable basis in order to ensure that the consolidated financial statements are presented fairly in all material respects. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

Corus Entertainment Inc. maintains systems of internal accounting and administrative controls of high quality, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is relevant, reliable and accurate and that the Company’s assets are appropriately accounted for and adequately safeguarded.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting, and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility through its Audit Committee.

The Audit Committee is appointed by the Board, and the majority of its members are outside unrelated directors. The Committee meets periodically with management, as well as the external auditors, to discuss internal controls over the financial reporting process, auditing matters and financial reporting issues, to satisfy itself that each party is properly discharging its responsibilities, and to review the annual report, the consolidated financial statements and the external auditors’ report. The Committee reports its findings to the Board for consideration when approving the consolidated financial statements for issuance to the shareholders. The Committee also considers, for review by the Board and approval by the shareholders, the engagement or re-appointment of the external auditors.

The consolidated financial statements have been audited by Ernst & Young LLP, the external auditors, in accordance with Canadian generally accepted auditing standards on behalf of the shareholders. Ernst & Young LLP has full and free access to the Audit Committee.

John M. Cassaday	Thomas C. Peddie FCA
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

44 / Corus Entertainment

AUDITORS’ REPORT

To the Shareholders of Corus Entertainment Inc.
We have audited the consolidated balance sheets of Corus Entertainment Inc. as at August 31, 2005 and 2004 and the consolidated statements of income (loss) and retained earnings (deficit) and cash flows for each of the years in the three-year period ended August 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended August 31, 2005 in accordance with Canadian generally accepted accounting principles.

Toronto, Canada,
October 21, 2005	Chartered Accountants

2005 Annual Report / 45

CONSOLIDATED BALANCE SHEETS

AS AT AUGUST 31
[in thousands of Canadian dollars]	2005	2004
		[revised - note 26[b]]
ASSETS [note 12]
Current
Cash and cash equivalents	138,086	95,231
Accounts receivable [notes 5 and 24]	155,343	143,641
Prepaid expenses and other	10,948	9,674
Program and film rights	93,725	92,786
Future tax asset [note 15]	6,498	13,719
Total current assets	404,600	355,051
Tax credits receivable	12,292	10,774
Investments and other assets [note 6]	36,886	41,683
Property, plant and equipment, net [note 7]	76,041	82,105
Program and film rights	54,715	32,523
Film investments [note 8]	58,417	56,867
Deferred charges [note 9]	15,560	19,305
Broadcast licenses [note 10]	514,552	509,040
Goodwill [notes 10 and 16]	755,301	764,518
	1,928,364	1,871,866
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities [notes 11 and 24]	172,236	161,397
Income taxes payable	3,049	4,567
Total current liabilities	175,285	165,964
Long-term debt [note 12]	445,162	529,139
Deferred credits [note 13]	195,789	146,164
Future tax liability [note 15]	147,744	144,085
Other long-term liabilities	22,895	16,203
Non-controlling interest	11,227	9,131
Total liabilities	998,102	1,010,686
Shareholders’ equity
Share capital [note 14]	885,911	884,053
Contributed surplus [note 14]	3,558	1,287
Retained earnings (deficit)	50,802	(17,122)
Cumulative translation adjustment [note 20]	(10,009)	(7,038)
Total shareholders’ equity	930,262	861,180
	1,928,364	1,871,866
Commitments and contingencies [notes 12 and 23]

See accompanying notes

On behalf of the Board:
	John M. Cassaday - Director	Heather Shaw - Director

46 / Corus Entertainment

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND RETAINED EARNINGS (DEFICIT)

YEARS ENDED AUGUST 31
[in thousands of Canadian dollars except per share amounts]	2005	2004	2003
Revenues [notes 22 and 24]	683,069	666,804	643,918
Direct cost of sales, general and administrative expenses [notes 8,14,20,23 and 24]	487,758	576,406	478,606
Depreciation	23,710	25,682	24,708
Amortization	4,577	7,276	9,792
Interest on long-term debt [note 12]	55,561	55,276	61,030
Other income, net [notes 10 and 20]	(5,494)	(4,937)	(6,024)
Restructuring charges	-	-	5,025
Income before income taxes and non-controlling interest	116,957	7,101	70,781
Income tax expense [note 15]	42,810	26,925	28,534
Non-controlling interest	3,033	3,313	2,226
Net income (loss) for the year	71,114	(23,137)	40,021
Retained earnings (deficit),beginning of year	(17,122)	8,135	(31,886)
Dividends paid [note 14]	(3,190)	(2,120)	-
Retained earnings (deficit), end of year	50,802	(17,122)	8,135
Earnings (loss) per share [note 18]
Basic	$1.66	$(0.54)	$0.94
Diluted	$1.65	$(0.54)	$0.94
Weighted average number of shares outstanding [in thousands]
Basic	42,761	42,719	42,641
Diluted	43,095	42,719	42,645

See accompanying notes

2005 Annual Report / 47

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED AUGUST 31
[in thousands of Canadian dollars]	2005	2004	2003
OPERATING ACTIVITIES
Net income (loss) for the year	71,114	(23,137)	40,021
Add (deduct) non-cash items
Depreciation	23,710	25,682	24,708
Amortization of program and film rights	110,630	105,549	94,016
Amortization of film investments	43,693	142,754	64,578
Other amortization	4,577	7,276	9,792
Future income taxes	8,601	600	3,257
Non-controlling interest	3,033	3,313	2,226
Foreign exchange gain	(2,747)	(2,057)	(7,259)
Stock-based compensation	6,766	2,984	1,250
Unrealized derivative losses (gains)	(3,278)	3,278	-
Broadcast license impairment	4,108	-	-
Other	1,769	(24)	3,475
Net change in non-cash working capital balances related to operations [note 19]	2,235	(18,395)	3,381
Payment of program and film rights	(122,368)	(115,314)	(108,626)
Net additions to film investments	(49,427)	(47,597)	(66,197)
Cash provided by operating activities	102,416	84,912	64,622
INVESTING ACTIVITIES
Additions to property, plant and equipment	(19,217)	(17,421)	(14,908)
Decrease (increase) in investments, net	665	(3,685)	(5,312)
Decrease in public benefits associated with acquisitions	(9,893)	(11,455)	(12,198)
Proceeds from sale of assets	6,822	136	4,695
Additions to deferred charges	(832)	-	(80)
Cash used in investing activities	(22,455)	(32,425)	(27,803)
FINANCING ACTIVITIES
Decrease in bank loans	(34,017)	-	(15,499)
Decrease in other long-term liabilities	(820)	(911)	(2,810)
Issuance of shares under stock option plan	1,650	2,212	-
Dividends paid	(3,190)	(2,120)	-
Dividends paid to minority shareholder	(937)	(521)	(1,496)
Other	208	210	216
Cash used in financing activities	(37,106)	(1,130)	(19,589)
Net increase in cash and cash equivalents during the year	42,855	51,357	17,230
Cash and cash equivalents, beginning of year	95,231	43,874	26,644
Cash and cash equivalents, end of year	138,086	95,231	43,874

Supplemental cash flow disclosures [note 19]

See accompanying notes

48 / Corus Entertainment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AUGUST 31, 2005, 2004 AND 2003
[in thousands of Canadian dollars except share information]

1.    BASIS OF PRESENTATION
Corus Entertainment Inc. [“Corus” or the “Company”] is a diversified Canadian communications and entertainment company. The Company is incorporated under the Canada Business Corporations Act and its Class B Non-Voting Shares are listed on the Toronto and New York Stock Exchanges.

2.    SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements have been prepared by management on the historical cost basis in accordance with Canadian generally accepted accounting principles [“GAAP”]. The effects of differences between the application of Canadian and U.S. GAAP on the consolidated financial statements of the Company are described in note 21.

Basis of consolidation
The consolidated financial statements include the accounts of Corus and all of its subsidiaries, all of which are wholly owned except for Country Music Television Limited [80% interest], Telelatino Network Inc. [50.5% interest] and Discovery Kids [53.6% interest], as well as its proportionate share of the accounts of its joint ventures. Intercompany transactions and balances have been eliminated on consolidation. The results of operations of subsidiaries acquired during the year are included from their respective dates of acquisition.

Use of estimates
The preparation of consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant assumptions made by management in the preparation of the Company’s consolidated financial statements include future revenue projections for investments in film and television programs, provisions for doubtful accounts to reflect credit exposures, valuation allowances and impairment assessments for various assets including investments in film and television programs; property, plant and equipment; long-term investments; current and future income taxes; broadcast licenses and goodwill. Actual results could differ from those estimates.

Revenue recognition
Advertising revenues are recognized in the period in which the advertising is aired under broadcast contracts.

Affiliate subscriber fee revenues are recognized monthly based on subscriber levels.

Product and distribution revenues from the distribution and licensing of film rights are recognized when all of the following conditions are met: [i] persuasive evidence of a sale or licensing arrangement with a customer exists; [ii] the film is complete and has been delivered or is available for immediate and unconditional delivery; [iii] the license period of the arrangement has begun; [iv] the arrangement fee is fixed or determinable; and [v] collection of the arrangement fee is reasonably assured. Non-refundable recoupable minimum guarantees received under licensing arrangements for home videos where film titles are cross-collateralized are deferred and recognized as revenue over the license term when the underlying home videos are sold as reported by third parties.

Customer advances on contracts are recorded as unearned revenue until all of the foregoing revenue recognition conditions have been met.

2005 Annual Report / 49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-refundable advances that are not cross-collateralized and royalties from merchandise licensing, publishing and music contracts are recognized when the license period has commenced and collection is reasonably assured. Advances that are cross-collateralized are deferred and recognized as revenue over the license term when the underlying royalties are reported as earned by third parties.

Revenues from the sale of books are recognized at the time of shipment, net of an estimated provision for returns. Revenues from the sale of subsidiary book rights, when determinable, are recorded on an accrual basis. When amounts are not determinable, amounts are recorded on receipt of funds. Grants for specific projects are recognized as revenue when the related expenses are incurred.

Cash and cash equivalents
Cash and cash equivalents include cash and short-term deposits with maturities of less than three months at the date of purchase.

Investments
Investments in entities over which the Company exercises significant influence are accounted for using the equity method. Investments in joint ventures and partnerships that the Company jointly controls are accounted for using the proportionate consolidation method of accounting. Other investments are recorded at cost and written down only when there is evidence that a decline in value that is other-than-temporary has occurred.

Acquisitions subject to Canadian Radio-television and Telecommunications Commission [“CRTC”] approval are recorded at cost until approval is received and then accounted for according to the nature of the investment made.

Property, plant and equipment
Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Broadcasting equipment	10 years
Production equipment	5 years
Leasehold improvements	lease term
Buildings	20-40 years
Computer equipment	3 years
Furniture and fixtures	7 years
Other	4-10 years

Program and film rights
Program and film rights represent contract rights acquired from third parties to broadcast television programs and feature films. The assets and liabilities related to these rights are recorded when the cost of the rights is known or reasonably determinable, the program material is accepted by the Company in accordance with the license agreement and the material is available to the Company for airing. Long-term liabilities related to these rights are recorded at the net present values of future cash flows, using a discount rate that is equivalent to the effective interest rate on similar term debt. These costs are amortized over the contracted exhibition period as the programs or feature films are aired. Program and film rights are carried at the lower of cost less accumulated amortization and net recoverable amount.

Amortization of program and film rights is included in direct cost of sales, general and administrative expenses and has been disclosed separately in the consolidated statements of cash flows.

50 / Corus Entertainment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Film investments
Film investments represent the costs of projects in development, projects in process, the unamortized costs of proprietary films and television programs that have been produced by the Company or for which the Company has acquired distribution rights, and investments in third-party-produced film projects. Such costs include development and production expenditures and attributable studio and other costs that are expected to benefit future periods.

The Company accounts for its film investments in accordance with the American Institute of Certified Public Accountants [“AICPA”] Statement of Position 00-2, “Accounting by Producers or Distributors of Films” [“SOP 00-2”].

The individual-film-forecast-computation method is used to determine amortization. The capitalized costs and the estimated total costs of participations and residuals, net of anticipated federal and provincial program contributions, production tax credits and co-producers’ shares of production costs, are charged to amortization expense on a series or program basis in the ratio that current period revenue bears to management’s estimate of total gross revenue [“ultimate revenue”] to be realized from the series or program. Ultimate revenue is projected for periods not exceeding ten years from the date of delivery or acquisition. For episodic television series, SOP 00-2 requires that ultimate revenue includes estimates of revenue over a period not to exceed ten years from the date of delivery of the first episode or, if still in production, five years from the date of delivery of the most recent episode, if later. Estimates of gross revenue can change significantly due to the level of market acceptance of film and television products. Accordingly, revenue estimates are reviewed periodically and amortization is adjusted. Such adjustments could have a material effect on the results of operations in future periods.

The Company reviews the status of projects in development quarterly. If, in the opinion of management, any such projects will not progress toward production, the accumulated costs are charged to direct cost of sales. Projects are written off at the earlier of the date determined not to be recoverable or when projects under development are abandoned, and three years from the date of the initial investment.

Projects in process represent the accumulated costs of television series or feature films currently in production.

Completed project and distribution rights are stated at the lower of unamortized cost or estimated net realizable value as determined on a series or program basis. Revenue and cost forecasts for each production are evaluated quarterly in connection with a comprehensive review of the Company’s film investments, on a title-by-title basis. When an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost, the fair value of the film is determined using management’s estimates of future revenues under a discounted cash flow approach. A writedown is recorded equivalent to the amount by which the unamortized costs exceed the estimated fair value of the film.

Investments in third-party-produced film projects are carried at the lower of cost and net realizable value.

Amortization of film investments is included in direct cost of sales, general and administrative expenses.

2005 Annual Report / 51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred charges
Financing costs and credit facility arrangement fees are amortized to income on a straight-line basis over the term of the debt facility.

Start-up costs for the preparation of new applications to the CRTC are deferred prior to approval by the CRTC. The costs associated with unsuccessful applications are expensed. Start-up costs for licenses of successful applications that are awarded by the CRTC are capitalized from the date they are awarded to the date revenue is generated for the service. Start-up costs are amortized over a period that reflects their expected future benefit, not exceeding the term of the licenses.

Deferred charges are carried at the lower of cost less accumulated amortization and net recoverable amount.

Broadcast licenses and goodwill
The cost of acquiring media broadcasting, production/distribution and publishing businesses is allocated to the fair value of related net identifiable tangible and intangible assets acquired. Net identifiable intangible assets acquired consist primarily of broadcast licenses. The excess of the cost of acquiring these businesses over the fair value of related net identifiable tangible and intangible assets acquired is allocated to goodwill.

Broadcast licenses are considered to have an indefinite life based on management’s intent and ability to renew the licenses without substantial cost and without material modification of the existing terms and conditions of the license.

Broadcast licenses and goodwill are tested for impairment annually or more frequently if events or changes in circumstances indicate that they may be impaired. The Company has selected August 31 as the date it performs its annual impairment test.

Government financing and assistance
The Company has access to several government programs that are designed to assist film and television production in Canada. Funding from certain programs provides a supplement to a series’ Canadian license fees and is recorded as revenue when cash has been received. Government assistance with respect to federal and provincial production tax credits is recorded as a reduction of film investments when eligible expenditures are made and there is reasonable assurance of realization. Assistance in connection with equity investments is recorded as a reduction in film investments.

Government grants approved for specific publishing projects are recorded as revenue when the related expenses are incurred.

Deferred credits
Deferred credits include [i] a provision for contributions to Canadian broadcasting initiatives that must be made by a purchaser of specialty television, pay television and radio undertakings in accordance with CRTC policies [“public benefits associated with acquisitions”] associated with acquiring radio and television businesses that will be drawn down when the Company makes eligible payments toward meeting the conditions of license; [ii] foreign exchange gains on translating hedged long-term debt; and [iii] unearned revenue from the distribution and licensing of rights for feature films and television programs.

Income taxes
The liability method of tax allocation is used in accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and measured using the substantively enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

52 / Corus Entertainment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign currency translation
The assets and liabilities of the Company’s self-sustaining operations having a functional currency that is not in Canadian dollars are translated into Canadian dollars using the exchange rate in effect at the consolidated balance sheet date, and revenues and expenses are translated at the average rate during the year. Exchange gains or losses on translation of the Company’s net equity investment in these operations are deferred as a separate component of shareholders’ equity.

For integrated foreign operations monetary items are translated into Canadian dollars at exchange rates in effect at the consolidated balance sheet date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenues and expenses are translated at rates in effect at the time of the transaction. Foreign exchange gains and losses are included in net income (loss) for the year.

Long-term debt denominated in U.S. dollars is translated into Canadian dollars at the year-end rate of exchange. Exchange gains or losses on translating long-term debt that qualifies for hedge accounting are offset against the corresponding exchange gains or losses arising on the cross-currency agreements.

Other exchange gains and losses are included in net income (loss) for the year.

Financial instruments and hedging relationships
The Company uses derivative financial instruments to manage risks from fluctuations in exchange and interest rates. These instruments include cross-currency and interest rate swap agreements. All such instruments are only used for risk management purposes. The net receipts or payments arising from financial instruments relating to the management of interest rate risks are recognized in interest expense over the term of the instrument. Foreign exchange gains or losses arising on cross-currency agreements used to hedge U.S. dollar denominated debt are offset against the corresponding exchange gains or losses on the hedged item. The carrying values of derivative financial instruments that do not qualify for hedge accounting are adjusted to reflect their current market value.

Stock-based compensation and other stock-based payments
The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and expensed over the option’s vesting period. Compensation expense related to the Performance Share Units is accrued over the term of the restriction period based on the expected total compensation to be paid out at the end of the restriction period. Consideration paid by the Company under its Employee Share Purchase Plan is included in direct cost of sales, general and administrative expenses.

Earnings (loss) per share
Basic earnings (loss) per share are calculated using the weighted average number of common shares outstanding during the year. The computation of diluted earnings (loss) per share assumes the basic weighted average number of common shares outstanding during the year is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of warrants and stock options is determined using the treasury stock method.

Impairment of long-lived assets
When events or circumstances indicate potential impairment, long-lived assets, other than broadcast licenses and goodwill, are written down to their fair value if the net carrying amount of the asset exceeds the net recoverable amount, calculated as the sum of undiscounted cash flows related to the asset.

2005 Annual Report / 53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Asset retirement obligations
Effective September 1, 2004, the Company adopted the recommendations of the Canadian Institute of Chartered Accountants [“CICA”] Handbook Section 3110, “Asset Retirement Obligations,” which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs. The section requires that an entity recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred when a reasonable estimate of fair value can be made. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

Consolidation of variable interest entities
Effective December 1, 2004, the Company adopted the recommendations of CICA Accounting Guideline-15, “Consolidation of Variable Interest Entities,” which provides guidance on the consolidation and disclosure of variable interest entities. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

3.    BUSINESS COMBINATIONS
Effective May 29, 2005, Corus completed an asset exchange with Astral Media Inc. [“Astral”]. This resulted in Corus acquiring eight Astral-owned radio stations in Québec and receiving other consideration including $2,500 in cash, in exchange for five Corus-owned radio stations in Québec. This transaction was accounted for using the purchase method. The results of operations of the eight stations previously owned by Astral are included in Corus’ consolidated financial statements from the date of the transaction. Accrued liabilities include a severance accrual of approximately $1,676, which was substantially settled by year end, except for accruals relating to salary continuance. No gain or loss was recorded on this transaction.

Consideration given:
Cash	(2,500)
Property, plant and equipment	1,958
Broadcast licenses	2,047
Goodwill	6,917
Transaction costs	908
9,330
Assigned value of net assets acquired:
Property, plant and equipment	2,750
Broadcast licenses	11,025
Accrued liabilities	(1,828)
Future tax liability	(2,617)
9,330

54 / Corus Entertainment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.    JOINT VENTURES
The following amounts, included in these consolidated financial statements, represent the Company’s proportionate share in joint ventures:

	2005	2004
Consolidated balance sheets
Current assets	28,337	19,550
Long-term assets	14,263	16,926
Current liabilities	19,888	17,071
Consolidated statements of income
Revenues	34,974	31,389
Expenses	26,945	28,002
Net income	8,029	3,387
Consolidated statements of cash flows
Operating activities	9,560	4,757
Investing activities	(39)	(555)

5.    ACCOUNTS RECEIVABLE

	2005	2004
Trade	151,053	146,156
Other	7,957	2,654
	159,010	148,810
Less allowance for doubtful accounts	3,667	5,169
	155,343	143,641

6.    INVESTMENTS AND OTHER ASSETS

	2005	2004
Astral Media Inc. [a]	13,861	13,861
Other [b]	23,025	27,822
	36,886	41,683

[a]    Astral Media Inc.
The Company holds 54,600 Class A non-voting shares and 297,200 Class B subordinate voting shares of Astral with a market value of $11,366 [2004 - $9,598].

[b]    Other investments
Other investments consist primarily of an interest in a privately owned Canadian media company, financing provided to the Company’s digital channels, loans to executive officers and other investments accounted for on a cost and equity basis.

2005 Annual Report / 55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.    PROPERTY, PLANT AND EQUIPMENT

	2005		2004
	Cost	Accumulated depreciation	Cost	Accumulated depreciation
Broadcasting equipment	32,535	23,763	31,883	22,501
Production equipment	87,329	69,697	91,417	72,112
Leasehold improvements	31,328	21,520	32,862	19,315
Buildings	22,649	7,558	23,917	8,719
Computer equipment	52,124	41,265	49,711	38,458
Furniture and fixtures	21,124	17,068	21,221	16,136
Other	5,527	2,528	3,432	2,666
	252,616	183,399	254,443	179,907
Land	6,824	-	7,569	-
	259,440	183,399	262,012	179,907
Net book value	76,041		82,105

8.    FILM INVESTMENTS

	2005	2004
Projects in development and in process, net of advances	15,876	15,990
Completed projects and distribution rights	28,796	31,843
Investments in third-party-produced film projects	13,745	9,034
	58,417	56,867

During fiscal 2005, the Company reduced its investments in film and television programs by anticipated federal and Ontario production tax credits amounting to $11,701 [2004 - $3,059].

During the third quarter of fiscal 2004, the Company reviewed, as required, future revenue projections, or ultimates, on a title-by-title basis, supporting the carrying value of its film investments in the Content division, and lowered its estimates of future revenues with reference to current and anticipated market conditions and foreign exchange rates, resulting in the recognition of an $85,000 writedown of film investments in the quarter. This writedown is included in direct cost of sales, general and administrative expenses for the year.

The Company expects that 43% and 79% of the net book value of completed projects and distribution rights will be amortized during the year ending August 31, 2006, and three years ending August 31, 2008, respectively.

The Company expects that $2,773 of accrued participation liabilities will be paid during the year ending August 31, 2006.

56 / Corus Entertainment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.    DEFERRED CHARGES

	2005		2004
		Accumulated		Accumulated
	Cost	amortization	Cost	amortization
Financing costs and credit facility arrangement fees	28,233	13,676	27,401	10,957
Start-up costs of new specialty programming networks	9,857	8,854	9,857	8,103
Advertising and promotion costs for reformatting radio, specialty and pay television stations	-	-	11,570	10,463
	38,090	22,530	48,828	29,523
Net book value	15,560		19,305

10.    BROADCAST LICENSES AND GOODWILL
At August 31, 2005, 2004 and 2003, the Company performed its annual impairment test of broadcast licenses and goodwill and determined that there was no impairment for the years ended August 31, 2004 and 2003. For the year ended August 31, 2005, the Company determined that there was an impairment of $4,108 in the broadcast licenses related to three radio stations. This impairment charge is included in other income, net.

To determine the amount of impairment, management uses a fair value methodology based on market transaction multiples for comparable businesses applied to forecasted operating income used to evaluate the reporting units’ performance. Estimates of forecasted operating income involve measurement uncertainty and it is therefore possible that reductions in the carrying value of broadcast licenses and goodwill may be required as a result of changes in management’s future revenue estimates. Actual results may differ from estimates and as a consequence a material impairment charge may be recorded.

During the second quarter of fiscal 2005, the Company sold its 50% share in the assets of the Locomotion Channel to a wholly owned subsidiary of Sony Pictures Inc. for an aggregate purchase price of $6,200. The purchase price is to be paid out over three years and a portion is subject to certain performance related holdbacks. There was a reduction of $2,300 in goodwill, and an immaterial loss was recorded on this disposition.

As discussed in note 3, during the third quarter of fiscal 2005, the Company completed the exchange of certain radio stations in Québec with Astral. This transaction resulted in an increase of $8,978 in broadcast licenses and a reduction of $6,917 in goodwill.

11.    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2005	2004
Trade	69,996	59,216
Program rights payable	59,607	54,887
Film investment accruals	5,413	9,591
Accrued interest	28,654	27,393
Third party participation payments	6,813	5,804
GST payable	1,201	1,620
Other	552	2,886
	172,236	161,397

2005 Annual Report / 57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    LONG-TERM DEBT

	2005	2004
Senior Subordinated Notes [a]
Principal amount translated into Canadian dollars at the hedged rate	604,000	604,000
Unrealized cumulative foreign exchange gains	(158,838)	(111,625)
Senior Subordinated Notes translated at the current rate	445,162	492,375
Bank loans [b]	-	36,764
	445,162	529,139

[a]    Senior Subordinated Notes
On March 7, 2002, Corus issued U.S.$375,000 aggregate principal amount of 8.75% Senior Subordinated Notes [the “Notes”] due in 2012 at a price of 99.186% of their aggregate principal amount. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2007, at specified redemption prices plus accrued interest to the date of redemption.

The Company has entered into cross-currency agreements to fix the liability for interest and principal payments on the Notes. The agreements have resulted in an effective interest rate of 9.33% on the Canadian dollar equivalent of the U.S. debt. The exchange rate applicable to the principal portion of the debt has been fixed at Cdn.$1.6107, translating to approximately Cdn.$604,000.

[b]    Bank loans
The Company has a $25,000 revolving operating loan facility with interest rates and borrowing options, the same as those contained in the credit facilities described below. As at August 31, 2005, the Company had not drawn on this facility. If the Company were to draw on this facility, it would be classified as current on the consolidated balance sheets.

Effective January 31, 2005, the Company’s credit facility, including bank loans, with a syndicate of banks was amended. The amendment resulted in an extension of the maturity of the facility to January 31, 2009. The amount committed is $215,000, which is available on a revolving basis and repayable at maturity. Other terms of the amended credit facility are substantially similar to the prior credit facility. As at August 31, 2005, no amount of the facility was utilized. Funds are available to the Company in both Canadian and U.S. dollars. As at August 31, 2005, the U.S. dollar portion of the bank loans was nil [2004 - U.S.$28,000 [Cdn.$36,764]].

Interest rates on the balance of the bank loans fluctuate with Canadian bankers’ acceptances and LIBOR and averaged 2.7% for the year ended August 31, 2005 [2004 - 2.4%].

The banks hold as collateral a first ranking charge on all assets and undertakings of Corus and certain of Corus’ subsidiaries as designated under the credit agreements. As well, unlimited guarantees are provided by certain subsidiaries. Under the facility, the Company has undertaken to maintain certain financial covenants. Management has determined that the Company was in compliance with the covenants provided under the bank loans as at August 31, 2005.

58 / Corus Entertainment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    DEFERRED CREDITS

	2005	2004
Public benefits associated with acquisitions	21,209	31,102
Cross-currency agreements translated into Canadian dollars at the current rate	158,838	111,625
Unearned revenue from distribution and licensing of film rights	12,320	2,800
Other	3,422	637
	195,789	146,164

14.    SHARE CAPITAL
Authorized
The Company is authorized to issue, upon approval of holders of no less than two-thirds of the existing Class A shares, an unlimited number of Class A participating shares [“Class A Voting Shares”], as well as an unlimited number of Class B non-voting participating shares [“Class B Non-Voting Shares”], Class A Preferred Shares, and Class 1 and Class 2 Preferred Shares.

Class A Voting Shares are convertible at any time into an equivalent number of Class B Non-Voting Shares. The Class B Non-Voting Shares are convertible into an equivalent number of Class A Voting Shares in limited circumstances.

The Class A Preferred Shares are redeemable at any time at the demand of Corus and retractable at any time at the demand of a holder of a Class A Preferred Share for an amount equal to the consideration received by Corus at the time of issuance of such Class A Preferred Shares. Holders of Class A Preferred Shares are entitled to receive a non-cumulative dividend at such rate as Corus’ Board of Directors may determine on the redemption amount of the Class A Preferred Shares. Each of the Class 1 Preferred Shares, the Class 2 Preferred Shares, the Class A Voting Shares and the Class B Non-Voting Shares rank junior to and are subject in all respects to the preferences, rights, conditions, restrictions, limitations and prohibitions attaching to the Class A Preferred Shares in connection with the payment of dividends.

The Class 1 and Class 2 Preferred Shares are issuable in one or more series with attributes designated by the Board of Directors. The Class 1 Preferred Shares rank senior to the Class 2 Preferred Shares.

In the event of liquidation, dissolution or winding up of Corus or other distribution of assets of Corus for the purpose of winding up its affairs, the holders of Class A Preferred Shares are entitled to a payment in priority to all other classes of shares of Corus to the extent of the redemption amount of the Class A Preferred Shares, but will not be entitled to any surplus in excess of that amount. The remaining property and assets will be available for distribution to the holders of the Class A Voting Shares and Class B Non-Voting Shares, which shall be paid or distributed equally, share for share, between the holders of the Class A Voting Shares and the Class B Non-Voting Shares, without preference or distinction.

2005 Annual Report / 59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Issued and outstanding
The changes in the Class A Voting Shares and Class B Non-Voting Shares since August 31, 2003 are summarized as follows:

	Class A Voting Shares		Class B Non-Voting Shares		Total
	#	$	#	$	$
Balance, August 31, 2003	1,726,712	26,743	40,914,588	854,888	881,631
Conversion of Class A Voting Shares to Class B Non-Voting Shares	(1,783)	(28)	1,783	28	-
Issuance of shares under Stock Option Plan	-	-	97,728	2,212	2,212
Repayment of executive stock purchase loans	-	-	-	210	210
Balance, August 31, 2004	1,724,929	26,715	41,014,099	857,338	884,053
Issuance of shares under Stock Option Plan	-	-	64,020	1,650	1,650
Repayment of executive stock purchase loans	-	-	-	208	208
Balance, August 31, 2005	1,724,929	26,715	41,078,119	859,196	885,911

Stock Option Plan
Under the Company’s Stock Option Plan [the “Plan”], the Company may grant options to purchase Class B Non-Voting Shares to eligible officers, directors and employees of or consultants to the Company. The maximum number of shares that can be reserved for issuance under the Plan is 4,084,642. All options granted are for terms not to exceed ten years from the grant date. The exercise price of each option equals the market price of the Company’s stock on the date of grant. Options vest 25% on each of the first, second, third and fourth anniversary dates of the date of grant.

A summary of the options outstanding as at August 31, 2005, and the changes since August 31, 2003, is presented as follows:

	Number	Weighted average
	of options [#]	exercise price [$]
Outstanding, August 31, 2003	3,105,114	29.74
Granted	537,700	24.02
Forfeited	(395,511)	36.77
Exercised	(97,728)	22.62
Outstanding, August 31, 2004	3,149,575	28.10
Granted	443,600	23.80
Forfeited	(90,666)	31.66
Exercised	(64,020)	25.77
Outstanding, August 31, 2005	3,438,489	27.49

60 / Corus Entertainment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Fiscal 2005	Fiscal 2004
Expected life	5 years	5 years
Risk-free interest rates	4.31%	4.08% to 4.67%
Dividend yield	0.21%	0.19%
Volatility	35.98%	37.21% to 39.52%

The weighted average fair value of the stock options granted during 2005 was $9.02 per option. The estimated value of the options is amortized to income over the options vesting period on a straight-line basis. The Company has recorded stock-based compensation expense for the year ended August 31, 2005 of $2,271 [2004 - $1,287], which has been credited to contributed surplus.

As at August 31, 2005, the options outstanding and exercisable consisted of the following:

			Options outstanding		Options exercisable
		Weighted average
	Number	remaining contractual	Weighted average	Number	Weighted average
Range of exercise prices [$]	outstanding [#]	life [in years]	exercise price [$]	outstanding [#]	exercise price [$]
19.05-24.95	1,516,592	5.5	22.80	630,690	22.07
25.25-35.83	1,417,402	2.7	28.10	1,395,577	28.06
37.00-44.00	504,495	2.6	39.91	503,064	39.92
19.05-44.00	3,438,489	3.9	27.49	2,529,331	28.93

On September 1, 2005, the Company granted a further 262,000 options for Class B Non-Voting Shares to eligible officers and employees of the Company. These options are exercisable at $32.25 per share.

Dividends
The holders of Class A Voting Shares and Class B Non-Voting Shares are entitled to receive such dividends as the Board of Directors determines to declare on a share-for-share basis, as and when any such dividends are declared or paid. The holders of Class B Non-Voting Shares are entitled to receive during each dividend period, in priority to the payment of dividends on the Class A Voting Shares, an additional dividend at a rate of $0.01 per share per annum. This additional dividend is subject to proportionate adjustment in the event of future consolidations or subdivisions of shares and in the event of any issue of shares by way of stock dividend. After payment or setting aside for payment of the additional non-cumulative dividends on the Class B Non-Voting Shares, holders of Class A Voting Shares and Class B Non-Voting Shares participate equally, on a share-for-share basis, on all subsequent dividends declared.

On December 9, 2003, the Board of Directors of Corus approved a semi-annual dividend for holders of Class A Voting Shares and Class B Non-Voting Shares of $0.02 and $0.025, respectively. On April 14, 2005, the Board of Directors of Corus approved an increase in its semi-annual dividend to holders of Class A Voting Shares and Class B Non-Voting Shares to $0.045 and $0.05, respectively. In fiscal 2005, the Company paid two semi-annual dividends on December 31, 2004 and June 30, 2005 to shareholders of record at the close of business on December 15, 2004 and June 15, 2005, respectively. The total amount of dividends paid was $3,190.

2005 Annual Report / 61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Executive stock purchase loans
In October 2001, the Board of Directors of the Company authorized the granting of loans to certain of its executive officers in order to finance the acquisition of Class B Non-Voting Shares of the Company on the open market. These loans are non-interest bearing and are secured by a promissory note and the relevant Class B Non-Voting Shares. Each loan has a ten-year term from December 1, 2001, with annual instalments at the greater of 10% of the original principal or 10% of the employee’s pre-tax bonus for the most recently completed financial year of the Company. As at August 31, 2005, the Company had loans receivable of $1,410 [2004 - $1,619] from certain qualifying executive officers. As at August 31, 2005, the market value of the shares held as collateral for the loans was $1,762 [2004 - $1,300].

Performance Share Units
The Company has granted Performance Share Units [“PSUs”] to certain employees. Each PSU entitles the participant to receive a cash payment in an amount equal to the closing price of Class B Non-Voting Shares traded on the Toronto Stock Exchange at the end of the restrictions period, multiplied by the number of vested units determined by achievement of specific performance-based criteria. The restriction period for PSUs granted in fiscal 2003 ended August 31, 2005; the restriction period for PSUs granted in fiscal 2004 ends August 31, 2006; and the restriction period for PSUs granted in fiscal 2005 ends August 31, 2007. The employee must be actively employed by Corus as of the end of the restriction period to receive a payment of the vested units. Compensation expense related to the PSUs is accrued over the term of the restriction period based on the expected total compensation to be paid out at the end of the restriction period, factoring in the probability of any performance-based criteria being met during the period. The compensation expense recorded for the year ended August 31, 2005, in respect of this plan was $4,495 [2004 - $1,697] and has been recorded in direct cost of sales, general and administrative expenses.

Pro forma impact of stock-based compensation
For options granted to employees up to August 31, 2003, had compensation costs for the Plan been determined based on the fair value based method of accounting for stock-based compensation, the Company’s net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

	2005	2004
Net income (loss)	71,114	(23,137)
Pro forma net income (loss)	69,598	(25,123)
Pro forma basic earnings (loss) per share	$1.63	$(0.59)
Pro forma diluted earnings (loss) per share	$1.62	$(0.59)

62 / Corus Entertainment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    INCOME TAXES
[a]    Future income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s future tax liability and asset as at August 31 are as follows:

	2005	2004
		[revised - note 26[b]]
Future tax liability
Deferred charges deducted for tax purposes capitalized for accounting purposes	1,350	3,181
Capital cost allowance in excess of book depreciation	118	542
Deferred partnership income	3,476	2,637
Differences in tax and accounting cost bases for investments	39,509	38,959
Broadcast licenses and other intangibles	150,757	148,538
Other, net	2,623	4,881
Total future tax liability	197,833	198,738
Future tax asset
Book depreciation in excess of capital cost allowance	33,913	35,795
Employment obligations recognized on purchase equation	-	361
Loss carryforwards, net of valuation allowances	18,066	24,242
Amortization deducted for accounting purposes in excess of tax purposes	800	1,583
Differences in tax and accounting cost bases for investments	1,199	1,159
Revenue recognition differences between tax and accounting purposes	688	4,134
Purchase price equation differences	57	57
Other, net	1,864	1,041
Total future tax asset	56,587	68,372
Net future tax liability	141,246	130,366
Less current portion of future tax asset	6,498	13,719
Future tax liability	147,744	144,085

[b]    Significant components of the income tax expense attributable to operations are as follows:

	2005	2004	2003
Current tax expense	34,209	26,326	25,281
Future tax expense (recovery) relating to origination and reversal of temporary differences	2,559	(22,227)	7,115
Future tax expense (recovery) resulting from utilization (recognition) of losses	9,035	782	(4,460)
Future tax expense resulting from tax rate changes	254	16,810	-
Other	(3,247)	5,234	598
Income tax expense	42,810	26,925	28,534

2005 Annual Report / 63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[c]    The reconciliation of income taxes attributable to operations computed at the statutory tax rates to income tax expense is as follows:

		2005		2004		2003
	$	%	$	%	$	%
Tax at combined federal and provincial rates	41,356	35.4	2,578	36.3	26,543	37.5
Differences from statutory rates relating to amortization of intangibles	166	0.1	(84)	(1.2)	-	-
Non-deductible (non-taxable) portion of net capital losses (gains) on sale of investments	(19)	-	22	0.3	1,869	2.6
Increase in future taxes resulting from statutory rate change	254	0.2	16,810	236.7	-	-
Reversal in current year of temporary differences originally recorded using long-term tax rates	-	-	1,012	14.3	(102)	(0.1)
Large Corporations Tax and foreign withholding tax	1,617	1.4	1,084	15.3	1,170	1.7
Other	(564)	(0.5)	5,503	77.5	(946)	(1.3)
	42,810	36.6	26,925	379.2	28,534	40.3

[d]    The Company recognizes as a future tax asset the benefit of capital and non-capital loss carryforwards to the extent it is more likely than not that the benefit will be realized. As at August 31, 2005, the Company had available loss carryforwards of approximately $77,500. A future tax asset of $26,800 [2004 - $34,200] has been recognized in respect of these carryforwards, net of a valuation allowance of $8,700 [2004 - $9,900].

The available loss carryforwards will expire as follows:

2008	2,700
2009	6,200
2010	33,800
2011	8,300
2015	6,700
2024	1,300
2025	1,000
No expiration - capital losses	17,500
77,500

64 / Corus Entertainment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    BUSINESS SEGMENT INFORMATION
The Company’s business activities are conducted through three reportable operating segments:

Radio
The Radio segment is composed of 53 radio stations, situated primarily in high growth urban centres in Canada. Revenues are derived from advertising aired over these stations.

Television
The Television segment includes interests in several specialty television networks, pay television, conventional television stations, digital audio services and cable advertising services. Revenues are generated from subscriber fees and advertising.

Content
The Content segment includes the production and distribution of television programs and the sale and licensing of related products. Revenues are generated from licensing of proprietary films and television programs, merchandise licensing and publishing. Prior to fiscal 2005, the Content segment had been reported as two components: Content - production and distribution; and Content - branded consumer products. Corus has changed the structure of its internal organization such that the production and distribution of television products and the licensing of related products are managed as an integrated business process, and are not meaningful to view as separate business activities. Commencing with fiscal 2005, the results of the Content division have been disclosed in aggregate, and the corresponding items of segment information for earlier periods have been restated.

Except as noted above, the accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates the business segments’ performances based on revenues less direct cost of sales, general and administrative expenses. Transactions between reporting segments are recorded at fair value.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates the business segments’ performances based on revenues less direct cost of sales, general and administrative expenses. Transactions between reporting segments are recorded at fair market value.

2005 Annual Report / 65

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[a]    Revenues and segment profit (loss)

Year ended August 31, 2005	Radio	Television	Content	Corporate	Eliminations	Consolidated
Revenues	252,685	354,201	82,318	-	(6,135)	683,069
Direct cost of sales, general and administrative expenses	183,680	213,419	78,750	18,611	(6,702)	487,758
Segment profit (loss)	69,005	140,782	3,568	(18,611)	567	195,311
Depreciation	6,979	9,060	3,926	3,745	-	23,710
Amortization	-	1,859	-	2,718	-	4,577
Interest on long-term debt	-	-	-	55,561	-	55,561
Other income, net	7,982	312	(3,641)	(10,147)	-	(5,494)
Income before income taxes and non-controlling interest	54,044	129,551	3,283	(70,488)	567	116,957

Year ended August 31, 2004 [1]	Radio	Television	Content	Corporate	Eliminations	Consolidated
Revenues	227,868	332,349	112,639	-	(6,052)	666,804
Direct cost of sales, general and administrative expenses	167,826	207,294	196,360	10,970	(6,044)	576,406
Segment profit (loss)	60,042	125,055	(83,721)	(10,970)	(8)	90,398
Depreciation	8,776	8,759	2,800	5,347	-	25,682
Amortization	787	3,687	-	2,802	-	7,276
Interest on long-term debt	-	-	-	55,276	-	55,276
Other income, net	431	(1,047)	818	(5,139)	-	(4,937)
Income before income taxes and non-controlling interest	50,048	113,656	(87,339)	(69,256)	(8)	7,101

Year ended August 31, 2003 [1]	Radio	Television	Content	Corporate	Eliminations	Consolidated
Revenues	226,034	306,885	116,269	-	(5,270)	643,918
Direct cost of sales, general and administrative expenses	167,920	193,470	113,103	8,779	(4,666)	478,606
Segment profit (loss)	58,114	113,415	3,166	(8,779)	(604)	165,312
Depreciation	7,806	9,555	2,527	4,820	-	24,708
Amortization	1,367	4,507	-	3,918	-	9,792
Interest on long-term debt	-	-	-	61,030	-	61,030
Other income, net	(41)	488	1,345	(7,816)	-	(6,024)
Restructuring charges	1,198	249	3,578	-	-	5,025
Income before income taxes and non-controlling interest	47,784	98,616	(4,284)	(70,731)	(604)	70,781

The Corporate segment results represent the incremental cost of Corporate overhead in excess of the amount allocated to the other operating segments.

66 / Corus Entertainment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Gross revenues are derived from the following geographical sources by location of customer as follows:

	2005	2004	2003
Canada	624,130	577,402	545,694
United States	25,754	36,020	43,221
International	33,185	53,382	55,003
	683,069	666,804	643,918

Corus’ revenue streams for fiscal 2005 are derived primarily from three areas: advertising [58%], subscriber fees [27%] and license fees [9%] [2004 - 55%, 27% and 14%, respectively].

[b]    Segment assets

	2005	2004 [1]
		[revised - note 26[b]]
Radio	713,427	705,000
Television	878,323	855,186
Content	145,947	162,119
Corporate	191,963	151,782
Eliminations	(1,296)	(2,221)
	1,928,364	1,871,866

Assets are located primarily within Canada.

[c]    Capital expenditures by segment

	2005	2004 [1]	2003 [1]
Radio	4,733	4,889	6,432
Television	7,052	6,843	3,461
Content	2,622	3,529	2,173
Corporate	4,810	2,160	2,842
	19,217	17,421	14,908

Property, plant and equipment are located primarily within Canada.

[d]    Goodwill

	2005	2004 [1]
		[revised - note 26[b]]
Radio	406,016	412,933
Television	326,947	329,247
Content	22,338	22,338
	755,301	764,518

Goodwill is located primarily within Canada.

1 Prior periods restated to conform to fiscal 2005 aggregation of Content division into a single reporting segment.

2005 Annual Report / 67

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    FINANCIAL INSTRUMENTS
Fair values
The fair values of financial instruments have been determined as follows:

[i]    Current assets and current liabilities
The fair values of financial instruments included in current assets and current liabilities approximate their carrying values due to their short-term nature.

[ii]    Investments and other assets
[a]    The fair value of publicly traded shares included in this category is determined by the closing market values for those investments.
[b]    The fair value of other investments in this category is not determinable.

[iii]    Long-term debt
The carrying value of the Company’s bank loans approximates their fair value because interest charges under the terms of the bank loans are based upon current Canadian bank prime and bankers’ acceptance rates and on U.S. bank base and LIBOR rates.

As at August 31, 2005, the fair value of the Company’s Notes was U.S.$403,125 [2004 - U.S.$407,344].

[iv ]    Derivative financial instruments
The fair values of cross-currency and interest rate swap agreements are based on quotations by the counterparties to the agreements.

The estimated fair values of these agreements are as follows:

		2005		2004
	Carrying	Estimated	Carrying	Estimated
	value	fair value	value	fair value
Cross-currency agreements	(158,838)	(242,005)	(111,625)	(142,875)
Interest rate swap agreements	-	-	(3,278)	(3,278)

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Credit risks and concentration
Credit risks associated with the cross-currency and interest rate swap agreements arise from the ability of counterparties to meet the terms of the contracts. In the event of non-performance by the counterparties, the Company’s accounting loss would be limited to the net amount that it would be entitled to receive under the contracts and agreements. These risks are mitigated by dealing with major creditworthy financial institutions.

Accounts receivable resulting from advertising and affiliate subscriber fee revenues are not subject to any concentration of credit risk.

Accounts receivable from distribution and licensing of proprietary exploitation rights of feature films and television programs are subject to credit risk. The risk is mitigated because the Company enters into license and distribution contracts with many major international broadcasters and distributors.

68 / Corus Entertainment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    EARNINGS (LOSS) PER SHARE
The following is a reconciliation of the numerators and denominators used for the computation of the basic and diluted earnings (loss) per share amounts:

	2005	2004	2003
Net income (loss) for the year [numerator]	71,114	(23,137)	40,021
Weighted average number of shares outstanding [denominator]
Weighted average number of shares outstanding - basic	42,761	42,719	42,641
Effect of dilutive securities	334	-	4
Weighted average number of shares outstanding - diluted	43,095	42,719	42,645

In fiscal 2004, options issued under the Plan were not included in the computation of diluted earnings (loss) per share because the effect of exercising the options is anti-dilutive.

19.    CONSOLIDATED STATEMENTS OF CASH FLOWS
Additional disclosures with respect to the consolidated statements of cash flows are as follows:

[a]    Net change in non-cash working capital balances related to operations consists of the following:

	2005	2004	2003
Accounts receivable	(13,055)	13,268	8,246
Prepaid expenses and other	(1,794)	1,629	628
Accounts payable and accrued liabilities	6,040	(24,456)	(15,484)
Income taxes payable	(1,497)	(11,753)	10,064
Deferred credits	12,354	1,664	(406)
Other	187	1,253	333
	2,235	(18,395)	3,381

[b]    Interest paid, interest received and income taxes paid and classified as operating activities are as follows:

	2005	2004	2003
Interest paid	53,855	55,800	60,467
Interest received	2,995	2,135	1,803
Income taxes paid	36,279	38,568	15,338

2005 Annual Report / 69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.    FOREIGN EXCHANGE GAINS AND LOSSES
The Company has reflected certain gains and losses in its consolidated statements of income (loss) and retained earnings (deficit) as a result of exposure to foreign currency exchange rate fluctuations. A portion of these gains and losses relate to operating activities while others are of a financing nature. Foreign exchange gains and losses are reflected in the consolidated financial statements as follows:

	2005	2004	2003
Consolidated statements of income (loss) and retained earnings (deficit)
Direct cost of sales, general and administrative expenses	(825)	(1,222)	(772)
Other income, net	(3,338)	(2,245)	(6,638)
Total foreign exchange gain	(4,163)	(3,467)	(7,410)

An analysis of the cumulative translation adjustment shown separately in shareholders’ equity is as follows:

Balance, August 31, 2003	(5,089)
Effect of exchange rate fluctuation on translation of net assets of self-sustaining foreign operations	(1,949)
Balance, August 31, 2004	(7,038)
Effect of exchange rate fluctuation on translation of net assets of self-sustaining foreign operations	(3,418)
Other	447
Balance, August 31, 2005	(10,009)

21.    RECONCILIATION OF CANADIAN GAAP TO U.S. GAAP
The consolidated financial statements of the Company are prepared in Canadian dollars in accordance with Canadian GAAP. The following adjustments and disclosures would be required in order to present these consolidated financial statements in accordance with U.S. GAAP:

[a]    Reconciliation to U.S. GAAP

	2005	2004	2003
Net income (loss) using Canadian GAAP	71,114	(23,137)	40,021
Add (deduct) adjustments for
Deferred charges [i]	1,858	4,474	7,246
Income tax effect of adjustments	(764)	(1,789)	(2,898)
Net income (loss) using U.S. GAAP	72,208	(20,452)	44,369
Add (deduct) adjustments for changes in
Unrealized gains on investments classified as available for sale, net of tax [ii]	1,864	640	320
Unrealized loss on derivative contracts [iii]	(41,634)	(2,420)	(31,055)
Unrealized foreign exchange loss on translation of self-sustaining foreign operations	(3,418)	(1,949)	(6,276)
Comprehensive income (loss) using U.S. GAAP	29,020	(24,181)	7,358

70 / Corus Entertainment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2005	2004	2003
Net income (loss) per share using U.S. GAAP
Basic	$1.69	$(0.48)	$1.04
Diluted	$1.68	$(0.48)	$1.04
Comprehensive income (loss) per share using U.S. GAAP
Basic	$0.68	$(0.57)	$0.17
Diluted	$0.67	$(0.57)	$0.17

Balance sheet items using U.S. GAAP

		2005		2004
				[revised - note 26[b]]
	Canadian	U.S.	Canadian	U.S.
	GAAP	GAAP	GAAP	GAAP
Investments and other assets [ii]	36,886	34,391	41,683	37,419
Deferred charges [i]	15,560	14,557	19,305	16,444
Broadcast licenses and goodwill [iv]	1,269,853	1,278,138	1,273,558	1,281,843
Deferred credits [iii]	195,789	278,956	146,164	177,414
Future tax liability	147,744	134,972	144,085	140,927
Accumulated other comprehensive loss	-	(80,200)	-	(37,012)
Other components of shareholders’ equity	930,262	944,854	861,180	871,260

The cumulative effect of these adjustments on shareholders’ equity is as follows:

	2005	2004
Other components of shareholders’ equity
Deferred charges [i],[iii]	(622)	(1,716)
Equity in earnings of investees [iv]	4,758	4,758
Cumulative translation adjustment	10,456	7,038
Accumulated other comprehensive loss
Unrealized losses on investments [ii]	(1,547)	(3,411)
Unrealized loss on derivative contracts [iii]	(68,197)	(26,563)
Unrealized foreign exchange loss on translation of self-sustaining foreign operations	(10,456)	(7,038)
Total cumulative effect of adjustments on shareholders’ equity	(65,608)	(26,932)

Areas of material difference between Canadian GAAP and U.S. GAAP and their impact on the consolidated financial statements are as follows:

[i]    Deferred charges
Start-up costs of new specialty programming networks and costs associated with reformatting radio stations are deferred and amortized under Canadian GAAP. Under U.S. GAAP, these costs are expensed as incurred.

2005 Annual Report / 71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[ii]    Unrealized gains (losses) on investments
Under U.S. GAAP, equity securities having a readily determinable fair value and not classified as trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses included in comprehensive income (loss) and reported as a separate component of shareholders’ equity, net of related deferred income taxes. Under Canadian GAAP, these investments are carried at cost and written down only when there is evidence that a decline in value that is other-than-temporary has occurred. The Company has determined that the decline in fair value is not other-than-temporary, based on the financial condition of the issue and the fact that the Company has the intent and ability to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in market value. The Company has considered evidence, such as industry analyst reports, that supports this conclusion.

[iii]    Derivative instruments and hedging activities
Under U.S. GAAP, all derivative instruments are to be recorded on the consolidated balance sheets at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through income (loss), or deferred in other comprehensive income (loss) until the hedged item is recognized in income (loss).

[iv ]    Equity in earnings of investees
Under Canadian GAAP, the investments in Nelvana’s 20% interest in TELETOON in fiscal 2001 and Western International Communications Ltd. [“WIC”] in fiscal 2000 were accounted for using the cost method of accounting until CRTC approval was received for the transactions. When the Company received CRTC approval, the amount in the accounts under the cost method became the basis for the purchase price allocation and equity accounting commenced. Under U.S. GAAP, equity accounting for the investments is used from the date the Company first acquired shares in Nelvana and WIC.

[b]    Stock-based compensation
For stock options granted to employees after August 31, 2003, the Company has adopted the fair value method of accounting in accordance with Financial Accounting Standards Board [“FASB”] Statement No. 123, “Accounting for Stock-Based Compensation.” The Company applies Accounting Principles Board Opinion No. 25 in accounting for common share options granted to employees and officers prior to September 1, 2003. Had compensation expense been determined on the basis of the estimated fair values of the options granted prior to September 1, 2003, net income for the year ended August 31, 2005 would have decreased by $4,198 to $66,916 or $1.56 per share [2004 - net loss would have increased by $10,160 to $30,612, or $0.72 per share; 2003 - net income would have decreased by $15,498 to $28,871, or $0.68 per share]. The assumptions used to determine fair value are consistent with those disclosed in note 14.

22.    GOVERNMENT FINANCING AND ASSISTANCE
Revenues include $2,053 [2004 - $2,309; 2003 - $1,248] of production financing obtained from government programs. This financing provides a supplement to a production series’ Canadian license fees and is not repayable. As well, revenues include $1,011 [2004 - $1,080; 2003 - $938] of government grants relating to the marketing of books in both Canada and international markets. The majority of the grants is repayable if the average profit margin for the three-year period following receipt of the funds equals or is greater than 10%.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23.    COMMITMENTS, CONTINGENCIES AND GUARANTEES
The Company and its subsidiaries are involved in litigation matters arising out of the ordinary course and conduct of its business. Although such matters cannot be predicted with certainty, management does not consider the Company’s exposure to litigation to be material to these consolidated financial statements.

The Company has various long-term operating lease agreements for the use of facilities and equipment in each of the next five years and thereafter as follows:

2006	22,139
2007	18,255
2008	15,790
2009	9,186
2010	4,716
Thereafter	26,926
97,012

Rental expenses recognized in direct cost of sales, general and administrative expenses totalled approximately $13,411 [2004 - $11,549; 2003 - $10,637].

The Company has entered into various agreements for the right to broadcast or distribute certain film and television programs in the future. These agreements, which range in term from one to five years, generally commit the Company to acquire specific films and television programs or certain levels of future productions. The acquisition of these broadcast and distribution rights is contingent on the actual delivery of the productions. Management estimates that these agreements will result in future program and film expenditures of approximately $147,021.

Generally, it is not the Company’s policy to issue guarantees to non-controlled affiliates or third parties, with limited exceptions.

Many of the Company’s agreements, specifically those related to acquisitions and dispositions of business assets, included indemnification provisions where the Company may be required to make payments to a vendor or purchaser for breach of fundamental representation and warranty terms in the agreements with respect to matters such as corporate status, title of assets, environmental issues, consents to transfer, employment matters, litigation, taxes payable and other potential material liabilities. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions is not reasonably quantifiable as certain indemnifications are not subject to a monetary limitation. As at August 31, 2005, management believed there was only a remote possibility that the indemnification provisions would require any material cash payment.

The Company indemnifies its directors and officers against any and all claims or losses reasonably incurred in the performance of their service to the Company to the extent permitted by law. The Company has acquired and maintains liability insurance for directors and officers of the Company and its subsidiaries.

2005 Annual Report / 73

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

24.    RELATED PARTY TRANSACTIONS
The Company has transacted business in the normal course with entities that are subject to common voting control and with entities over which the Company exercises significant influence. These transactions are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties and having normal trade terms.

During the year, the Company received cable service subscriber, programming and advertising fees of $94,633 [2004 - $92,279; 2003 - $89,250], production and distribution revenue of $2,463 [2004 - $3,055; 2003 - $2,120], and administrative and other fees of $6,561 [2004 - $5,506] from related parties. In addition, the Company paid cable and satellite system distribution access fees of $4,800 [2004 - $4,546; 2003 - $3,636] and administrative and other fees of $2,007 [2004 - $1,486; 2003 - $1,051] to related parties. As at August 31, 2005, the Company had $20,077 [2004 - $9,868] receivable from related parties.

The Company provided related parties with radio and television spots in return for television advertising. No monetary consideration was exchanged for these transactions and no amounts were recorded in the accounts.

In fiscal 2005, Corus acquired a cable advertising business for $931 in cash from Shaw Communications Inc., a company subject to common voting control.

Included in share capital [note 14] and other investments [note 6[b]] are loans of $6,438 [2004 - $6,780] made to certain executive officers of the Company for housing or investment purposes. The loans are collateralized by charges on the officers’ personal residences and/or by related investment. The loans are non-interest bearing and are due between April 2, 2007 and October 31, 2012.

25.    EMPLOYEE FUTURE BENEFITS
The Company has a defined contribution plan for qualifying full-time employees. Under the plan, the Company contributes 5% of an employee’s earnings, not exceeding the limits set by the Income Tax Act [Canada]. The amount contributed in 2005 related to the defined contribution plan was $5,527 [2004 - $4,768; 2003 - $4,594]. The amount contributed is approximately the same as the expense included in the consolidated statements of income (loss) and retained earnings (deficit).

26.    COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
[a]    The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2005 consolidated financial statements.

[b]    The Company revised its balances for goodwill and future income taxes to reflect a correction in certain tax liabilities recorded in connection with acquisitions prior to fiscal 2003. The change was recorded as a reduction in goodwill and did not result in a change to net income for any previously reported periods. The future tax liability and goodwill balances were each reduced by $25,000.

74 / Corus Entertainment